Exhibit 4.1

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED (EACH A “TRANSFER”) UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE SECURITIES ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS SUCH TRANSFER IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT CERTIFICATE

Certificate Number: B-100	140,000 Warrants

THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO 5:00 P.M.
NEW YORK CITY TIME, ON THE EXPIRATION DATE

NV5 GLOBAL, INC.

WARRANT

as of March 23, 2016

This certifies that FOR VALUE RECEIVED Roth Capital Partners, LLC or its assigns (the “Holder”) is the owner of One Hundred and Forty Thousand (140,000) warrants (“Warrants”) of NV5 Global, Inc., a Delaware corporation formerly known as NV5 Holdings, Inc. (the “Company”). . Each Warrant entitles the Holder to purchase one share of common stock, $0.01 par value, of the Company (the “Common Stock”) at the purchase price of $7.80 per share (the “Warrant Price”), subject to adjustment as described herein, at any time commencing on March 23, 2016 and ending on March 27, 2018 (the “Expiration Date”) or upon earlier redemption.

The Warrants are subject to the terms and conditions set forth in this certificate. Subject to adjustment as provided herein, each Warrant shall evidence the right to purchase one share of the Company’s Common Stock at the Warrant Price. Following the Expiration Date, any Warrant not previously exercised shall be null and void, and all rights thereunder and all rights in respect thereof under this Warrant Certificate shall cease at the close of business on the Expiration Date.

The Company represents and warrants to and agrees with the Holder that (i) the Warrants have been duly authorized and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except (A) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws of general applicability affecting the rights of creditors generally, and (B) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws in the United States, (ii) the shares of Common Stock underlying the Warrants have been duly authorized and reserved for issuance and, upon issuance following exercise of the Warrants, will be validly issued, fully paid and non-assessable, and the issuance of such Common Stock is free of statutory and contractual preemptive rights, resale rights, rights of first refusal and restrictions upon voting and transfer (except for applicable transfer restrictions under the Securities Act and any applicable state securities laws), and (iii) the offering and issuance of the Warrants and the shares of Common Stock that may be issuable upon exercise of any of the Warrants are pursuant to an exemption from or have been duly registered in accordance with the registration requirements of the Securities Act.

1.     EXERCISE OF WARRANT.

1.1     Exercise Period. The Warrants may be exercised, in whole or in part, at any time commencing on March 23, 2016 and ending at 5:00 P.M., New York City time, on the Expiration Date or earlier upon redemption (the “Exercise Period”). If the Expiration Date is not a Business Day (defined below), it shall automatically be extended to 5:00 P.M. on the next Business Day. “Business Day” means any day other than a Saturday, Sunday, or holiday on which banks in New York City are authorized by law to close. The Company, in its sole discretion, may extend the duration of the Warrants by delaying the Expiration Date; provided, however that the Company will provide notice to the Holder of such extension of not less than twenty (20) days.

1.2     Means of Exercise. In order to exercise a Warrant, the Holder must present and surrender the Warrant Certificate to the Company at its corporate office at 200 South Park Road, Suite 350, Hollywood, Florida 33021, with the subscription form on the back of this Warrant Certificate (the “Subscription Form”) duly executed and accompanied by payment in full, in the form of cash, by bank wire transfer in immediately available funds, or by certified check or bank draft payable to the Company or its successor, of the aggregate Warrant Price for the number of shares of Common Stock specified in such Subscription Form. The Company, in its sole discretion, may lower the Warrant Price at any time prior to the Expiration Date for a period of not less than ten (10) business days.

If any of (i) the Warrant Certificate, (ii) the Subscription Form, or (iii) the Warrant Price therefor, is received by the Company after 5:00 P.M., New York City time, on a specified day or if such day is not a Business Day, the Warrants will be deemed to be received and exercised on, and the applicable Exercise Date shall be the Business Day next succeeding such day. If the Warrants are received or deemed to be received after the Expiration Date, the exercise thereof will be null and void and any funds delivered to the Company will be returned to the Holder as soon as practicable, and all rights thereunder and all rights in respect thereof under this Warrant shall cease at the close of business on the Expiration Date. In no event will interest accrue on funds delivered to the Company in respect of an exercise or attempted exercise of Warrants. The validity of any exercise of Warrants will be determined by the Company in its sole discretion and such determination will be final and binding upon the Holder. The Company shall have no obligation to inform Holder of the invalidity of any exercise of the Warrants.

(a)     The Company shall, by 11:00 A.M., New York City time, on the Business Day following the Exercise Date of any Warrant, advise the Company’s transfer agent and registrar in respect of (i) the shares of Common Stock issuable upon such exercise as to the number of Warrants exercised in accordance with the terms and conditions of this Warrant, (ii) the instructions of the Holder with respect to delivery of the shares of Common Stock issuable upon such exercise, and the delivery of a Warrant Certificate, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise, and (iii) such other information as the Company or such transfer agent and registrar shall reasonably require.

(b)     The Company shall or shall cause, by 5:00 P.M., New York City time, on or before the fifth Business Day next succeeding the Exercise Date of any Warrant and the clearance of the funds in payment of the Warrant Price, the issuance and delivery of the shares of Common Stock to which the Holder is entitled, in fully registered form, registered in such name or names as may be directed by the Holder.

(c)     In lieu of delivering physical certificates representing the shares of Common Stock issuable upon exercise, provided the Company’s transfer agent is participating in the Depository Fast Automated Securities Transfer program, the Company shall use its reasonable best efforts to cause its transfer agent to electronically transmit the shares of Common Stock issuable upon exercise to the Holder by crediting the account of the Holder’s prime broker with Depository or of the Participant through its Deposit Withdrawal Agent Commission system. The time periods for delivery described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

(d)     The accrual of dividends, if any, on the shares of Common Stock issued upon the valid exercise of any Warrant will be governed by the terms generally applicable to the shares of Common Stock. Starting with the Exercise Date, the former Holder of the Warrants exercised will be entitled to the benefits generally available to other holders of shares of Common Stock and such former Holder’s right to receive payments of dividends and any other amounts payable in respect of the shares of Common Stock shall be governed by, and shall be subject to, the terms and provisions generally applicable to such shares of Common Stock.

(e)     Warrants may be exercised only in whole numbers of shares of Common Stock. No fractional shares of Common Stock are to be issued upon the exercise of the Warrant, but rather the number of shares of Common Stock to be issued shall be rounded down to the nearest whole number. If fewer than all of the Warrants evidenced by a Warrant Certificate are exercised, a new Warrant Certificate for the number of unexercised Warrants remaining shall be executed by the Company and delivered to the Holder at the address specified by the Holder.

(f)     The Company will pay all documentary stamp or other taxes or governmental charge attributable to the initial issuance of shares of Common Stock upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any stamp or other tax or governmental charge required to be paid in connection with any transfer involved in the issue of the shares of Common Stock in a name other than that of the Holder of a Warrant Certificate surrendered upon the exercise of Warrants; and in the event that any such transfer is involved, the Company shall not be required to issue or deliver any shares of Common Stock until such tax or other charge shall have been paid or it has been established to the Company’s satisfaction that no such tax or other charge is due.

1.3     Issuance of Warrant Certificates. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant unless (i) a registration statement under the Act with respect to the Common Stock underlying such Warrant is effective, (ii) the Holder confirms in writing to the Company its status as an "accredited investor" within the meaning of Rule 501(a)(1), (2), (3), (7), or (8), or (iii) in the opinion of counsel to the Company, the exercise of the Warrants is exempt from the registration requirements of the Act and such securities are qualified for sale or exempt from qualification under applicable securities laws of the states or other jurisdictions in which the Holders reside. Warrants may not be exercised by, or securities issued to, any Holder in any state in which such exercise would be unlawful.

1.4     Valid Issuance. All shares of Common Stock issued upon the proper exercise of this Warrant shall be validly issued, fully paid, and non-assessable.

1.5     Legend. All shares of Common Stock issued upon the exercise of this Warrant pursuant to Section 1.3(ii) or (iii) shall bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED (EACH A “TRANSFER”) UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE SECURITIES ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS SUCH TRANSFER IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS.

1.6     Date of Issuance. Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

1.7     No Cash Settlement. Notwithstanding anything to the contrary contained in this Warrant, under no circumstances will the Company be required to net cash settle the exercise of the Warrants. As a result, any or all of the Warrants may expire worthless.

2.     ADJUSTMENT OF WARRANT PRICE AND NUMBER OF SHARES PURCHASABLE AND OTHER ITEMS IN CERTAIN EVENTS. The Warrant Price and the number of shares of Common Stock purchasable upon exercise of any Warrant and the other terms and conditions of the Warrant shall be subject to adjustment and modification as follows in the circumstances provided:

2.1     The Warrant Price and the resulting number of shares of Common Stock issuable under each Warrant shall be subject to adjustment as follows:

(a)     If the Company, after the date of this Warrant Certificate but before its exercise:

(i)	pays a dividend or any other distribution payable in shares of its Common Stock;

(ii)	subdivides its outstanding shares of Common Stock into a greater number of shares;

(iii)	combines its outstanding shares of Common Stock into a smaller number of shares; or

(iv)	issues by reclassification of its shares of Common Stock any shares of capital stock of the Company (other than a change in par value);

the Warrant Price in effect and the number of shares purchasable upon the exercise of such Warrant immediately prior to such action shall be adjusted so that the Holder may receive the number of shares of Common Stock to which it would have been entitled upon such action if such Holder had so exercised the Warrant immediately prior thereto. An adjustment made pursuant to this Section 2 shall become effective immediately after the record date for the determination of owners of Common Stock entitled thereto in the case of a dividend or distribution, and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification, or issuance of rights, options or warrants retroactive to the record date, if any, for such event.

(b)     No payment or adjustment shall be made by or on behalf of the Company on account of any cash dividends on the Common Stock issued upon any exercise of a Warrant which was declared for payment to the holders of Common Stock of record as of a date prior to the date on which such Warrant is exercised.

(c)     Upon each adjustment of the Warrant Price made pursuant to this Section 2, each Warrant shall thereafter (until another such adjustment) evidence the right to purchase that number of shares of Common Stock (calculated to the nearest hundredth) obtained by dividing the initial Warrant Price by the Warrant Price in effect after such adjustment.

(d)     The Company’s failure to give the notice required by this Section 2 or any defect therein shall not affect the validity of such action listed under this Section 2.1.

(e)     For the purpose of this Section 2.1, the term “shares of Common Stock” shall mean (i) the class of Common Stock designated as the Common Stock at the date of this Warrant Certificate, or (ii) any other class of Common Stock resulting from successive changes or reclassifications of such shares consisting solely of changes in par value, from no par value to par value or from par value to no par value. In the event that at any time, as a result of an adjustment made pursuant to this Section 2, the Holder shall become entitled to purchase any shares of the Company other than shares of Common Stock, thereafter the number of such other shares so purchasable upon exercise of each Warrant and the Warrant Price of such shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Common Stock contained in this Section 2.1.

2.2     Liquidation, Dissolution or Winding Up. Notwithstanding any other provisions hereof, in the event of the liquidation, dissolution, or winding up of the affairs of the Company (other than in connection with a merger or sale or conveyance of all or substantially all of its assets outside of the ordinary course of business), the right to exercise each Warrant shall terminate and expire at the close of business on the last full business day before the earliest date fixed for the payment of any distributable amount on the Common Stock. The Company shall cause a notice to be mailed to the Holder at least twenty (20) days prior to the applicable record date for such payment stating the date on which such liquidation, dissolution or winding up is expected to become effective, and the date on which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property or assets (including cash) deliverable upon such liquidation, dissolution or winding up, and that the Holder may exercise outstanding Warrants during such 20-day period and, thereby, receive consideration in the liquidation on the same basis as other previously outstanding shares of the same class as the shares acquired upon exercise. The Company’s failure to give notice required by this Section 2.2 or any defect therein shall not affect the validity of such liquidation, dissolution or winding up.

2.3     Merger, Consolidation, etc.

(a)     In case of any merger of the Company into any other entity or sale or conveyance of all or substantially all of its assets outside of the ordinary course of business, or similar reorganization, including, but not limited to, in connection with the formation of a holding company (such merger, sale, conveyance, or reorganization a “Change”), then, as a condition of such Change, lawful and adequate provisions shall be made whereby the Holder shall thereafter have the right to receive upon payment of the Warrant Price in effect immediately prior to such Change, upon the basis and upon the terms and conditions specified in this Warrant (including, but not limited to, all provisions contained in this Section 2), and in lieu of the shares of the Company’s Common Stock purchasable upon the exercise of the Warrants, such shares of Common Stock, securities, cash or assets which the Holder would have been entitled to receive after the happening of such Change had such Warrant been exercised immediately prior to such Change. The provisions of this Section 2.3 shall similarly apply to successive Changes. The Company shall cause a notice to be mailed to the Holder at least twenty (20) days prior to the applicable record date for the Change covered by this Section 2.3(a) and shall provide notice of the Change and shall set forth the first and last date on which the Holder may exercise outstanding Warrants. The Company’s failure to give the notice required by this Section 2.3(a) or any defect therein shall not affect the validity of the Change covered by this Section 2.3(a).

(b)     Notwithstanding the foregoing, if as a result of such Change, holders of the Company’s Common Stock shall receive consideration other than solely in shares of Common Stock or other securities in exchange for their Common Stock, the Company may, at its option, fulfill its obligation hereunder by causing the notice required by Section 2.3(a) hereof to include notice to the Holder of the opportunity to exercise its Warrants before the applicable record date for the Change, and thereby receive consideration in the Change, on the same basis as other previously outstanding shares of the same class as the shares acquired upon exercise. If the notice specified in the preceding sentence is provided to the Holder, Warrants not exercised in accordance with this Section 2.3(b) before consummation of the Change shall be cancelled and become null and void on the effective date of the Change. The notice provided pursuant to this Section 2.3(b) shall include a description of the terms of this Warrant providing for cancellation of the Warrants in the event that Warrants are not exercised by the prescribed date. The Company’s failure to give any notice required by this Section 2.3(b) or any defect therein shall not affect the validity of any such Change.

2.4     Duty to Make Fair Adjustments in Certain Cases. If any event occurs as to which in the opinion of the Board of Directors of the Company the other provisions of this Section 2 are not strictly applicable, or if strictly applicable would not fairly protect the purchase rights of the Holder in accordance with the essential intent and principles of this Warrant, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, as to protect the purchase rights of the Holder. Notwithstanding the foregoing, the issuance of Common Stock or any securities convertible into Common Stock by the Company either for cash or in a merger, consolidation, exchange or acquisition shall not, by itself, constitute a basis for requiring any adjustment in the Warrants unless specifically enumerated herein.

2.5     Good Faith Determination. Any determination as to whether an adjustment or limitation of exercise is required pursuant to this Section 2 (and the amount of any adjustment) shall be binding upon the Holder and the Company if made in good faith by the Board of Directors.

2.6     Notice of Adjustment. Upon the occurrence of any event specified in Sections 2.1, 2.2, 2.3, and 2.4 then, in any such event, the Company shall give written notice to the Holder, at the address of such Holder appearing from time to time on the records of the Company of the record date or the effective date of the event, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

2.7     No Fractional Shares upon Adjustment. Notwithstanding any provision contained in this Warrant Certificate to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 2, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number the number of the shares of Common Stock to be issued to the Holder.

2.8     Notice of Certain Transactions. In the event that the Company shall propose to (a) offer the holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (b) issue any rights, options or warrants entitling the holders of Common Stock to subscribe for shares of Common Stock or (c) make a tender offer, redemption offer or exchange offer with respect to the Common Stock, the Company shall send to the Holder a notice of such proposed action or offer. Such notice shall be mailed to the Holder at the address of such Holder appearing from time to time on the records of the Company, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Common Stock and on the number and kind of any other shares of stock and on other property, if any, and the number of shares of Common Stock and other property, if any, issuable upon exercise of each Warrant and the Warrant Price after giving effect to any adjustment pursuant to this Section 2 which would be required as a result of such action. Such notice shall be given as promptly as practicable after the Board has determined to take any such action and (x) in the case of any action covered by clause (a) or (b) above, at least 10 days prior to the record date for determining the holders of the Common Stock for purposes of such action or (y) in the case of any other such action, at least 20 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier.

3.     SHARES TO BE FULLY PAID; RESERVATION OF SHARES. The Company covenants and agrees for the benefit of the Holder:

3.1     Due Authorization and Valid Issuance. That all shares of Common Stock which may be issued upon the exercise of the rights represented by this Warrant Certificates will, upon issue and payment of the aggregate Warrant Price therefore, be duly authorized, validly issued, fully paid and non-assessable and free and clear of all liens and encumbrances, with no personal liability attaching to the ownership thereof.

3.2     Sufficient Number of Shares. That during the period within which the rights represented by the Warrant Certificate may be exercised, the Company will at all times have authorized and reserved for the purpose of issue upon exercise of the rights evidenced by this Warrant Certificate, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by the Warrant Certificates.

3.3     Assurance of No Securities Law Violation. That the Company will take all such action as may be necessary to ensure that the shares of Common Stock issuable upon the exercise of the Warrants may be so issued without violation of any applicable federal or state law or regulation, or of any requirements of any securities exchange upon which any capital Common Stock of the Company may be listed, if any.

4.     EXCHANGE, ASSIGNMENT OR LOSS OF WARRANT CERTIFICATE.

4.1     Exchange. The Warrants shall be exchangeable at the option of the Holder, upon presentation and surrender of the at the office of the Company for other Warrant Certificates of different denominations. Any Warrant Certificate may be divided or combined with other Warrant Certificates into a Warrant Certificate evidencing the same aggregate number of Warrants.

4.2     Transfer or Assignment. Upon surrender of the Warrant Certificate at the principal office of the Company, by the Holder hereof in person or by an attorney duly authorized in writing, with the Assignment Form attached to this Warrant Certificate properly completed and duly executed, such Warrant Certificates may be transferred or exchanged without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor, evidencing in the aggregate the number of Warrants evidenced by the Warrant Certificates so surrendered and registered in the name; or names as requested by the Holder thereof or by an attorney duly authorized in writing, provided however, that in the event a Warrant surrendered for transfer bears a restrictive legend, the Company shall not cancel such Warrant and issue new Warrants in exchange therefor until the Company has received an opinion of counsel satisfactory to the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend. Upon any such transfer, the Company shall execute, and deliver, in the name of the designated transferee a new Warrant Certificate or Warrant Certificates of any authorized denomination evidencing in the aggregate a like number of unexercised Warrants. Warrants transferred pursuant to this Section shall be accompanied by a proper payment of any applicable transfer taxes.

4.3     Lost or Destroyed Warrant Certificates. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of a Warrant Certificate and (i) in the case of such loss, theft or destruction, of reasonably satisfactory indemnification and bonding, or (ii) if mutilated, upon surrender and cancellation of such Warrant Certificate, the Company shall execute and deliver a new Warrant Certificate of like tenor. Any such new Warrant Certificate executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not the Warrant Certificate so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.

4.4     Fractional Warrants. The Company shall not be required to effect any registration of transfer or exchange which will result in the issuance of a fraction of a Warrant.

4.5     Registration of Common Stock. As soon as practicable following delivery of this Warrant Certificate to Holder, but in no case later than June 30, 2016, the Company shall prepare and file with the Securities and Exchange Commission a registration statement for the registration under the Act of the Common Stock issuable upon exercise of the Warrants, and it shall take such action as is necessary to qualify for sale, in those states in which the Warrants were initially offered by the Company, the Common Stock issuable upon exercise of the Warrants. In either case, the Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement and, upon request of a Holder, ensure that a prospectus supplement approved by such Holder is available until the expiration of the Warrants in accordance with the provisions of this Warrant Certificate. In addition, the Company agrees to use its best efforts to register such securities under the blue sky laws of the states of residence of exercising warrant holders, if permitted by the blue sky laws of such jurisdictions, in the event that an exemption is not available. The provisions of this Section 4.5 may not be modified, amended or deleted without the prior written consent of Holders of at least 51% of the outstanding Warrants.

5.     REDEMPTION.

5.1     Redemption. Subject to Section 5.4 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time after they become exercisable and prior to the Expiration Date, at the office of the Company, upon the notice referred to in Section 5.2, at the price of $0.01 per Warrant (the “Redemption Price”), provided, however, that the last reported sales price of the Common Stock has been equal to or greater than the $12.00 per share for the 20-trading-day period ending on the third business day prior to the notice of redemption to the Holder and there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants current and available, including that a prospectus supplement identifying the Holders of the Warrants to be redeemed has been filed pursuant to the request of such Holders.

5.2     Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Warrants permitted to be redeemed pursuant to Section 5.1 (the “Redeemable Warrants”), the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the Holder of the Redeemable Warrants at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date sent whether or not the Holder received such notice.

5.3     Exercise After Notice of Redemption. The Redeemable Warrants may be exercised for cash in accordance with Section 2 of this Warrant Certificate at any time after notice of redemption shall have been given by the Company pursuant to Section 5.2 hereof and prior to the time and date fixed for redemption. On and after the redemption date, the record holder of the Redeemable Warrants shall have no further rights except to receive the Redemption Price upon surrender of the Redeemable Warrants.

5.4     Outstanding Warrants Only. The Company understands that the redemption rights provided for by this Section 5 apply only to outstanding Redeemable Warrants. To the extent a person holds rights to purchase Redeemable Warrants, such purchase rights shall not be extinguished by redemption. However, once such purchase rights are exercised, the Company may redeem the Redeemable Warrants issued upon such exercise provided that the criteria for redemption is met, including the opportunity of the Redeemable Warrant holders to exercise prior to redemption pursuant to Section 5.3.

6.     NO ISSUANCE OF FRACTIONAL INTERESTS IN COMMON STOCK. The Company shall not be required to issue fractional shares of Common Stock on the exercise of the Warrants. If any fraction of a share of Common Stock would be issuable upon the exercise of the Warrants (or any specified portion thereof), the Company shall pay an amount in cash (or reduce the Warrant Price by an amount) equal to the product of such fraction and the fair market value of a share of the Common Stock, as determined by the Company in the good faith exercise of its discretion.

7.     NO RIGHTS AS STOCKHOLDERS. Except as specifically provided in this Warrant Certificate, nothing contained in this Warrant Certificate shall be construed as conferring upon the Holders or any permitted transferees the right to vote or to receive dividends or to receive notice as holders of Common Stock in respect of any meeting of holders of Common Stock for the election of directors of the Company or any other matter, or any rights whatsoever as holders of Common Stock.

8.     AGREEMENT OF HOLDER. The Holder, by the Holder’s acceptance of this Warrant Certificate, consents and agrees with the Company, that the Company may deem and treat the Holder of this Warrant Certificate as the absolute, true and lawful owner of the Warrants represented thereby for all purposes, and the Company shall not be affected by any notice or knowledge to the contrary.

9.     MODIFICATION OF AGREEMENT. This Warrant shall not be modified, supplemented or amended in any respect except with the consent in writing of the Holder and the Company.

10.     MISCELLANEOUS.

10.1     Entire Agreement. This Warrant Certificate contains the entire agreement between the parties hereto with respect to the transactions contemplated by this Warrant Certificate and supersedes all prior negotiations, arrangements, or understandings with respect thereto.

10.2     Governing Law. This Warrant shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

10.3     Descriptive Headings. The descriptive headings of this Warrant Certificate are for convenience only and shall not control or affect the meaning or construction of any provision of this Warrant Certificate.

10.4     Notices. Any notice or other communications required hereunder to be given to the Holder shall be in writing and shall be sufficiently given, if mailed (first class, postage prepaid), or personally delivered, addressed in the name and at the address of such Holder appearing from time to time on the records of the Company. Notices or other communications to the Company shall be deemed to have been sufficiently given if delivered by hand or certified mailed to the Company as follows:

NV5 Global, Inc.
200 South Park Road, Suite 350
Hollywood, Florida 33021
Attn: General Counsel

with a copy to:

Akerman LLP
Three Brickell City Centre
98 Southeast Seventh Street
Miami, Florida 33131
Attn: Christina C. Russo, Esq.

Notice by mail shall be deemed given when deposited in the mail, postage prepaid.

10.5     Successors. All the covenants and provisions of this Warrant by or for the benefit of the Company shall bind and inure to the benefit of the Company and its successors and assigns.

10.6     Persons Having Rights Under this Warrant Certificate. Nothing in this Warrant Certificate expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the Company and the Holder any right, remedy or claim under or by reason of this Warrant Certificate or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Certificate shall be for the sole and exclusive benefit of the Company and its successors and assigns and of the Holder.

(Signatures appear on the next page)

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed, manually or in facsimile by two of its officers thereunto duly authorized and a facsimile of its corporate seal to be imprinted thereon.

(SEAL)

NV5 GLOBAL, INC.

Dated: May 5, 2016	By:	/s/ Dickerson Wright
Chairman, CEO or President

Dated: May 5, 2016	By:	MaryJo O’Brien
Secretary, Treasurer or Assistant Secretary

ASSIGNMENT FORM

(To assign the foregoing warrant, execute

this form and supply required information.

Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, [____] all of or [ ] shares of the foregoing warrant and all rights evidenced thereby are hereby assigned to

__________________________________________ whose address is

______________________________________________________________________________

______________________________________________________________________________

                                                                                                                         Dated: _____________________

Holder's Signature:

By:

Name:

Holder's Address:_______________________________________

_______________________________________

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

SUBSCRIPTION FORM

To Be Executed by the Holder in Order to Exercise Warrants

The undersigned Holder irrevocably elects to exercise ______________ Warrants represented by this Warrant Certificate, and to purchase the shares of Common Stock issuable upon the exercise of such Warrants, and requests that certificates for such shares shall be issued in the name of

Name

                                                  (please typewrite or print in block letters)

Address

Address

Tax Identification Number

and be delivered to

Name

                                                  (please typewrite or print in block letters)

Address

Address

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the holder at the address stated below:

Dated:                                                                                                         Signature

                                                                                                                     Address

                                                                                                                     Address

                                                                                                                     Tax Identification Number